UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 21, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

LabOne Announces Pricing of Convertible Senior Debentures Offering

LabOne, Inc. (Nasdaq: LABS), announced today the pricing of $90 million principal amount of its convertible senior debentures due June 15, 2034. The debentures are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. In addition, the Company granted the initial purchasers an option to purchase up to an additional $13.5 million principal amount of the debentures.

The debentures will bear regular interest at the annual rate of 3.50%. The debentures may be converted, under certain circumstances, into a combination of cash and common stock of the Company. The conversion rate initially will be approximately 25.4463 shares of common stock per $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $39.30 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.

The debentures may not be redeemed by the Company prior to June 20, 2009. Holders of the debentures may require the Company to repurchase some or all of the debentures on June 15, 2011, 2014 and 2024 and upon certain specified corporate transactions.

The Company intends to use the net proceeds of the offering to reduce borrowings under its credit facility. The Company may in the future re-borrow a portion of these funds under its credit facility for the repurchase of shares of its common stock. The closing of the sale of the debentures is expected to occur on June 25, 2004, and is subject to the satisfaction of customary closing conditions.

This report on Form 8-K does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: June 22, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer